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                               EXHIBIT 99.(A)

NEWS RELEASE
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FLORIDA PROGRESS CORPORATION
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Mark Jacobs - (813) 866-4162

FOR IMMEDIATE RELEASE:


Florida Progress Corporation increases annual dividend rate

ST. PETERSBURG, Fla. (February 8, 1996) -- The board of directors of Florida Progress Corporation today declared a quarterly cash dividend of 51 1/2 cents per share on the company's outstanding common stock. The board's action increases the annual dividend rate by 4 cents per share, raising the annual dividend to $2.06 a share. This represents a dividend growth rate of 2 percent.

Several years ago, the board recognized that the dividend payout was too high. The company established a strategy of lowering the payout while working to increase earnings. In 1995, the payout was 81 percent. This represents a significant reduction from 1992, when the payout peaked at 93 percent.

"While we are proud of the company's track record of increasing the dividends paid per share for 43 consecutive years, we also recognize that the dividend policy must be considered in light of a more competitive industry," said Jeffrey
R. Heinicka, the company's senior vice president and chief financial officer. "This dividend increase reflects continued confidence by management and the board of directors about the company's earnings outlook and competitive position."

Each year, the board will re-examine the dividend policy to ensure that the dividend payout and dividend rate are appropriate, given the company's business plan, projected earnings growth and outlook for the electric utility industry.

The new quarterly dividend of 51 1/2 cents per share is payable on March 20, 1996, to shareholders of record at the close of business on March 5, 1996.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power Corporation, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.

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